Exhibit  99.6

FOR IMMEDIATE RELEASE              FOR MORE INFORMATION:
                                   ADDIE W. ROSENTHAL, (606) 586-0600,  EXT 1424


        Pomeroy Computer Acquires Columbus, Ohio-Based Systems Integrator

Hebron, Kentucky; August 23, 1999: Pomeroy Computer Resources, (Nasdaq "PMRY"), today announced the acquisition of Acme Data Systems (ADS), a privately-held computer network integrator and services provider headquartered in Columbus, Ohio.

ADS specializes in NT and large enterprise installations. As of June 30th, more than 58% of their employees were billable technical personnel. For the year ended December 31, 1998, ADS recorded revenues of approximately $21 million.

Stephen E. Pomeroy, CFO of Pomeroy Computer Resources, explains, "ADS' customer base and areas of expertise complement our current Columbus facility. We believe that combining the two organizations will provide current customers a very attractive scope of services from which to choose and will present a compelling reason for target customers to select the Company to fulfill their information technology needs."

The  Company  declined  to  provide  purchase  specifics.

Pomeroy Computer Resources/Pomeroy Select are one of the country's five largest network integrators, as calculated by Network VAR magazine. The Company currently maintains 32 regional facilities in Alabama, Arkansas, Florida, Georgia, Indiana, Iowa, Kentucky, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia. For the six months ended July 5, 1999, the Company reported revenues in excess of $350 million.

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